Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of April 30, 2014 (the “Effective Date”), is made and entered into by and between Trade Street Residential, Inc., a Maryland corporation with its principal place of business at 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180 (together with its subsidiaries, the “Company”), and Randy Eberline, an individual resident of the State of Florida (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue the employment of the Executive as the Chief Accounting Officer of the Company, and the Executive desires to continue said employment with the Company, subject to the terms of this Agreement; and

WHEREAS, the Company and the Executive desire to express the terms and conditions of the Executive’s employment in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.                  Definitions. For purposes of this Agreement, all initially capitalized words and phrases used herein have the following meanings:

“Affiliate” shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such individual or entity.

“Agreement” shall have the meaning set forth in the introductory paragraph above.

“Base Salary” shall have the meaning set forth in Section 5.1 hereof.

“Board” shall mean the board of directors of the Company.

“Bonus” shall have the meaning set forth in Section 5.2 hereof.

“Cause” shall mean that the Executive has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition) and, in the case of failure to substantially perform, failed to cure such breach within thirty (30) days of receipt from the Company of notice specifying such non-performance; (b) been convicted of or pled guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Company policy or agreement with the Company and failed to cure such breach within thirty (30) days of receipt from the Company of notice specifying such material breach.

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“Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a)                any Person or group of Persons together with its Affiliates, but excluding

(i) the Company or any of its Subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b)               the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)                the consummation of a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(d)               the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a “Change of Control” shall not occur for purposes of this Agreement as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

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Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change of Control (including for the avoidance of doubt, the amounts payable pursuant to Section 8.2) and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, no event that would not qualify as a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, shall be treated as a “Change of Control” under this Agreement.

“COBRA” means the applicable provisions of Section 4980B of the Code and corresponding provisions of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph above.

“Company Works” shall have the meaning set forth in Section 10.2(b) hereof.

“Competing Entity” shall have the meaning set forth in Section 10.1 hereof.

“Confidential Information” shall have the meaning set forth in Section 10.2(a) hereof.

“Disability” means a physical or mental condition entitling the Executive to benefits under the applicable long-term disability plan of the Company or, if no such plan exists, a “permanent and total disability” (within the meaning of Code Section 22(e)(3)) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (a) any payment under this Agreement is payable solely upon the Executive’s Disability and (b) such payment is treated as “deferred compensation” for purposes of Code Section 409A, Disability shall have the meaning provided in Code Section 409A and Section 1.409A-3(i)(4) of the Treasury Regulations.

“Effective Date” shall have the meaning set forth in the introductory paragraph above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive” shall have the meaning set forth in the introductory paragraph above.

“Good Reason” means (a) a material diminution in the Executive’s title, duties or responsibilities (provided, however, that a requirement to utilize skills in addition to those utilized in the Executive’s current position shall not in and of itself be considered a “material diminution” as contemplated by this clause (a), but a material reduction in the corporate functions directly reporting to the Executive shall be considered a material diminution for purposes of this clause (a)); (b) a reduction of ten percent (10%) or more in the Executive’s annual Base Salary; (c) a reduction of ten percent (10%) or more in the Executive’s annual target bonus opportunity (including the failure to pay any bonus earned for any year in which a Change of Control of the Company occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control); (d) the relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from the Executive’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s historical business travel obligations; (e) a material breach of this Agreement by Company that, if not a monetary breach, is not cured within thirty (30) days’ written notice of such breach by Executive to Company; or (f) failure by the Company to have in effect a directors’ and officers’ liability insurance policy covering Executive in those capacities, as required pursuant to Section 13 hereof. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive shall not have the right to terminate his employment for Good Reason unless the Executive provides written notice to the Company of the existence of grounds for termination for Good Reason, including a description of such grounds, within ninety (90) days following the initial occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice. If the Executive does not provide such written notice of grounds for termination for Good Reason within ninety (90) days after the initial occurrence of the event constituting Good Reason, the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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“Incentive Plan” means the Company’s 2013 Long Term Incentive Plan, as amended from time to time.

“Initial Term” shall have the meaning set forth in Section 3 hereof.

“Person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any Subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Renewal Term” shall have the meaning set forth in Section 3 hereof.

“Restrictive Covenant” shall have the meaning set forth in Section 10.1 hereof.

“Separation Conditions” shall have the meaning set forth in Section 7.6 hereof.

“Subsidiary” means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.

“Term” shall have the meaning set forth in Section 3 hereof.

“Third Party Information” shall have the meaning set forth in Section 10.2(c) hereof.

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“Works” shall have the meaning set forth in Section 10.2(b) hereof.

2.                  Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts and agrees to employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall serve as Chief Accounting Officer of the Company and such other office or offices to which the Executive may be appointed or elected by the Board. Subject to the direction and supervision of the Board, the Executive shall perform such duties as are customarily associated with the office of Chief Accounting Officer of the Company and such other offices to which the Executive may be appointed or elected by the Board and such additional duties as the Board may determine. The Executive will report to the Board. During the Term (as defined below), the Executive shall (i) devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board; (ii) devote the Executive’s best efforts, skill and energies to promote and advance the business and interests of the Company; and (iii) fully perform the Executive’s obligations under this Agreement. The foregoing does not preclude the Executive from being involved in civic or charitable endeavors or from serving on the board of directors of, and receiving director fees from, companies that are not in competition with the Company, so long as such activities do not adversely affect the Executive’s performance hereunder.

3.                  Term. Subject to the provisions of termination as hereinafter provided, the initial term of this Agreement shall begin on the date hereof and shall terminate on the third (3rd) anniversary of the date hereof (the “Initial Term”); provided, however that unless the Company or the Executive provides notice of non-renewal pursuant to Section 4, the term of this Agreement shall automatically be extended for additional one (1) year periods on the same terms and conditions as set forth herein (individually and collectively, the “Renewal Term”) on the last day of the Initial Term and each Renewal Term; provided, further, that if a Change in Control occurs during the Initial Term or any Renewal Term, such Initial Term or Renewal Term, as the case may be, shall not expire before the one (1) year anniversary of the Change in Control, unless expressly agreed to in writing by the Executive. The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.”

4.                  Notice of Non-Renewal. If the Company or the Executive elects not to extend the Term, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term or the applicable Renewal Term.

5.	Compensation.

5.1              Base Salary. Until termination of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) of $175,000 per annum, which shall be payable to the Executive in regular installments in accordance with the Company’s general payroll policies and practices. The Executive’s compensation will be reviewed periodically by the Board, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board, or any such committee or subcommittee, in its sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.

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5.2              Bonus. In the event either the Company or the Executive, or both, respectively achieve certain financial performance and personal performance targets of the Company (as established by the Board, or a committee or subcommittee thereof to which compensation matters have been delegated) pursuant to a cash compensation incentive plan or similar plan or arrangement established by the Company, the Company may pay to the Executive an annual cash bonus during the Term (the “Bonus”). The Bonus, if any, shall be paid to the Executive between January 1 and March 15 of the year following the year in which the services which gave rise to the Bonus were performed. The Board (or applicable committee or subcommittee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors, and may, in its sole discretion, amend the cash compensation incentive or similar plan or arrangement in any manner it may deem appropriate; provided, however, that any such amendment to the plan or arrangement shall not affect the Executive’s right to participate in such amended plan or plans.

5.3              Benefits. The Executive shall be entitled to three (3) weeks of paid vacation annually. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and equity-based incentive plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all similarly situated salaried employees or senior executives. Except as otherwise set forth herein, the Executive shall not be eligible to participate in any other termination pay or severance program established by the Company.

5.4              Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. Notwithstanding any other provision of this Agreement, the Executive shall be reimbursed for all such expenses no later than the last day of the month succeeding the month in which the Executive submits the required documentation for such expense reimbursement to the Company.

5.5              Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

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6.                  Termination of Employment and Term. The Executive’s employment may be terminated by reason of any of the following events:

6.1              Mutual written agreement between the Executive and the Company at any time;

6.2              The Executive’s death;

6.3              The Executive’s Disability;

6.4              By the Company with or without Cause; and

6.5              By the Executive with or without Good Reason.

Upon any termination of Executive’s employment, the Term shall automatically terminate; provided, however, that (a) the Company’s obligations, if any, under Section 7 and the Executive’s obligation under Section 7.6 (to the extent such obligations arose as a result of the termination of the Executive’s employment during the Term), (b) the Company’s obligations under Section 8 (to the extent such obligations arose as a result of, or prior to, the termination of the Executive’s employment) and (c) Sections 9 through 22, shall survive until all obligations thereunder have been satisfied or until such provisions are no longer relevant.

7.	Company’s Post -Termination Obligations.

7.1              Termination by Mutual Written Agreement. If the Executive’s employment is terminated during the Term by mutual agreement between the Executive and the Company, then the Company will pay the Executive (i) all accrued, but unpaid, wages based on the Executive’s then current Base Salary, through the termination date; (ii) any earned but unpaid bonus relating to the year prior to the termination date; and (iii) all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies within ten (10) business days of the Executive’s termination date. Payment of such amounts under subparagraphs (i), (ii) and (iii) (with respect to reimbursement requests submitted prior to the termination date) shall be made by the Company within thirty (30) business days after the Executive’s termination date; provided that with respect to those reimbursement requests submitted after the termination date, the payment date will be determined by the Company in its sole discretion, subject to Section 9 hereof. Except as provided in Section 10.2(e) and Section 11 hereof, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

7.2              Termination for Cause or Without Good Reason. If the Executive’s employment is terminated during the Term by the Company for Cause or by the Executive without Good Reason, then the Company will pay the Executive (i) all accrued, but unpaid, wages based on the Executive’s then current Base Salary, through the termination date; (ii) any earned but unpaid bonus relating to the year prior to the termination date; and (iii) all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies within ten (10) business days of the Executive’s termination date. Payment of such amounts under subparagraphs (i), (ii) and (iii) (with respect to reimbursement requests submitted prior to the termination date) shall be made by the Company within thirty (30) business days after the Executive’s termination date; provided that with respect to those reimbursement requests submitted after the termination date, the payment date will be determined by the Company in its sole discretion, subject to Section 9 hereof. The Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

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7.3              Termination for Death or Disability. If the Executive’s employment is terminated during the Term due to the Executive’s death or by the Company due to the Executive’s Disability, then the Company will pay the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) (i) all accrued, but unpaid, wages based on the Executive’s then current Base Salary, through the termination date; (ii) any earned but unpaid bonus relating to the year prior to the termination date; (iii) all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, with respect to reimbursements, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies by the Executive (or by the Executive’s guardian, the Executive’s estate and/or beneficiaries, as the case may be) within sixty (60) business days of the Executive’s termination date; and (iv) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any non-monetary requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of such amounts under subparagraphs (i), (ii), (iii) (with respect to reimbursement requests submitted prior to the termination date), and (iv) shall be made by the Company to the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) within thirty (30) business days after the Executive’s termination date; provided that with respect to those reimbursement requests submitted after the termination date, the payment date will be determined by the Company in its sole discretion, subject to Section 9 hereof. Additionally, notwithstanding anything to the contrary in the Incentive Plan or any award agreement, if the Executive’s employment is terminated during the Term due to the Executive’s death or by the Company due to the Executive’s Disability, the Executive shall be entitled to vest in a prorated portion of his outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units granted pursuant to the Incentive Plan), without any action by the Board or any committee thereof. The prorated portion of each award (or each tranche of each award, if the award vests in installments) that will vest will be equal to the product of (a) multiplied by (b), where (a) equals (1) with respect to awards subject only to service-based vesting conditions, the total number of shares or units subject to the award (or to each tranche of the award, if the award vests in installments) that remain unvested as of the date of the Executive’s termination, and (2) with respect to awards with performance-based vesting conditions, the total number of unvested shares or units that would have vested based on actual performance through the applicable performance period had the Executive remained employed (determined separately with respect to each tranche of an award that vests in installments), and (b) is a fraction, the numerator of which is the number of days during the applicable Vesting Period (as that term is defined below) that the Executive was employed, and the denominator of which is the total number of days in the Vesting Period. For this purpose, the “Vesting Period” means the total number of days between the grant date (or the vesting commencement date, if it precedes the grant date) and the date the award (or the applicable tranche thereof, if the award vests in installments) would vest assuming the applicable service and/or performance conditions are satisfied (disregarding for this purpose any provisions that could result in accelerated vesting). With respect to awards that vest in installments, the Vesting Period shall be determined separately with respect to each such installment or tranche. Awards with only service-based vesting conditions will vest (and, as applicable, be settled or become exercisable) as of the date of the Executive’s termination. Awards with performance-based vesting conditions will vest (and, as applicable, be settled or become exercisable), if at all, at the same time the award would have vested had the Executive’s employment not terminated. For example, if an award of 300 restricted stock units granted on January 1st vests based on continued services in equal 1/3 installments on each anniversary of the grant date, and the Executive’s employment terminates on the 18 month anniversary of the grant date, the Executive would vest, on his date of termination, in 125 (75% of the second installment and 50% of the third installment) of the remaining 200 unvested restricted stock units, and the remaining 75 restricted stock units would be forfeited. If the same grant had contained performance-based vesting conditions applicable to each installment, the Executive would vest in 75% of the number of units earned with respect to the second installment and 50% of the number of restricted stock units earned with respect to the third installment, with the number of units earned being based on actual performance during the second and third years, respectively, and with the restricted stock units vesting and being settled on each of the dates the award would have vested and been settled on or following the second and third anniversaries of the grant date had the Executive’s employment not terminated. For the avoidance of doubt, settlement of any restricted stock units, the vesting of which is accelerated pursuant to this Section 7.3, shall occur upon vesting pursuant to this Section 7.3, provided such early settlement would not result in taxation under Section 409A and subject to any previous legally binding deferral election or contrary payment date provided for in the applicable award agreement regarding such units. Except as provided in Section 10.2(e) and Section 11, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

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7.4              Termination without Cause or for Good Reason. If the Executive’s employment is terminated during the Term by the Company without Cause or by the Executive for Good Reason, then the Company will pay the Executive (i) all accrued, but unpaid, wages based on the Executive’s then current Base Salary, through the termination date; (ii) all accrued, but unpaid, vacation through the termination date, based on the Executive’s then current Base Salary; (iii) all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, with respect to reimbursements, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies by the Executive within ten (10) business days of the Executive’s termination date; (iv) any earned but unpaid bonus relating to the year prior to the termination date; and (v) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any non-monetary requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of the above amounts shall be made by the Company within thirty (30) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. In addition, the Company will pay the Executive separation payments equal, in the aggregate, to one and one-half times (1.5x) the sum of (A) the Executive’s then current Base Salary, and (B) the Executive’s average Bonus for the two (2) year period prior to the date of termination of employment (if the termination of employment occurs prior to the date the Executive was eligible to earn two Bonuses, the average Bonus for the two (2) year period shall be deemed to be the Executive’s target Bonus in the year of termination). Payment of the separation payments shall be made in equal installments over a period of eighteen (18) months from the date of termination, in accordance with the Company’s regular payroll practices; provided, that the first of such payments shall not be made unless and until the Executive has satisfied the conditions set forth in Section 7.6(i) and the release required thereby has become irrevocable within sixty (60) days following the date of termination; provided, further, that if such sixty (60) day period spans two calendar years, and any amounts payable during such sixty (60) day period constitute “nonqualified deferred compensation” for purposes of Code Section 409A, the first of such payments shall not commence before the first regular payroll payment date in the latter of the two calendar years. The first installment payment made pursuant to the preceding sentence shall include all amounts that would have been paid between the date of termination and such first payroll payment date had they been payable on the applicable payroll date. Additionally, notwithstanding anything to the contrary in the Incentive Plan or any award agreement, if the Executive’s employment is terminated during the Term by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to vest in a prorated portion of his outstanding unvested equity-based awards in the same manner and to the same extent (and at the same times) as if his employment had terminated due to death or Disability pursuant to Section 7.3. Except as set forth in this Section 7.4, Section 10.2(e) and Section 11, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

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7.5              Termination upon Non-Renewal by the Company. If the Executive’s employment is terminated due to the Company’s election not to extend the Term pursuant to Section 4 hereof and the Executive is willing and able, at the time of such non-renewal, to continue providing services on the terms and conditions set forth herein, then the Company will pay the Executive (i) all accrued, but unpaid, wages based on the Executive’s then current Base Salary, through the termination date; (ii) all accrued, but unpaid, vacation through the termination date, based on the Executive’s then current Base Salary; (iii) all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies within ten (10) business days of the expiration of the Term; (iv) any earned but unpaid bonus relating to the year prior to the termination date; and (v) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any non-monetary requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of the above amounts shall be made by the Company within thirty (30) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. In addition, the Company will pay the Executive a separation payment equal to one times (1x) the Executive’s then current Base Salary. Payment of the separation payments shall be made in equal installments over a period of twelve (12) months from the date of termination, in accordance with the Company’s regular payroll practices; provided, that the first of such payments shall not be made unless and until the Executive has satisfied the conditions set forth in Section 7.6(i) and the release required thereby has become irrevocable within sixty (60) days following the date of termination; provided, further, that if such sixty (60) day period spans two calendar years, and any amounts payable during such sixty (60) day period constitute “nonqualified deferred compensation” for purposes of Code Section 409A, the first of such payments shall not commence before the first regular payroll payment date in the latter of the two calendar years. The first installment payment made pursuant to the preceding sentence shall include all amounts that would have been paid between the date of termination and such first payroll payment date had they been payable on the applicable payroll date. Additionally, notwithstanding anything to the contrary in the Incentive Plan or any award agreement, if the Executive’s employment is terminated in accordance with this Section 7.5, the Executive shall be entitled to vest in a prorated portion of his outstanding unvested equity-based awards in the same manner and to the same extent (and at the same times) as if his employment had terminated due to death or Disability pursuant to Section 7.3. Except as set forth in this Section 7.5, Section 10.2(e), and Section 11, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

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7.6              Separation Conditions. The Company’s obligation to provide the separation payments set forth in Sections 7.4 and 7.5 above shall be conditioned upon the following (the “Separation Conditions”):

(i)                 within sixty (60) days following termination of the Executive’s employment, the Executive’s execution (and the expiration of any applicable revocation period without revocation by the Executive) of a separation agreement substantially similar to the form attached hereto as Exhibit A prepared by the Company, which form will include a limited release from liability so that the Executive will release the Company from any and all liability and claims arising under this Agreement or arising out of the Executive’s employment by the Company; provided, however, that the Executive shall not be required to release any claim the Executive may have against the Company in his capacity as a stockholder of the Company or claims for indemnification pursuant to any indemnification agreement between the Executive and the Company or otherwise existing pursuant to the Company’s organizational documents or applicable state law; and

(ii)               the Executive’s material compliance with the restrictive covenants (as set forth in Section 10) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

7.7              If the Executive does not satisfy the requirements set forth in Section 7.6, the Company will not provide any separation payments to the Executive under Sections 7.4, 7.5 or 8.2, as applicable, and such benefits will be forfeited by the Executive. The Company’s obligation to make the separation payments set forth in Sections 7.4 or 7.5, as applicable, shall terminate immediately upon any material breach by the Executive of any post-termination or post-expiration obligations to which the Executive is subject, which breach, if curable, is not cured within ten (10) days of the Executive being notified of such breach.

7.8              Notwithstanding anything to the contrary set forth herein, the Company’s obligations to make any payments to the Executive under this Section 7 will not terminate in the event that the Executive gains other employment upon the termination or non-renewal of this Agreement as long as the Executive has satisfied the conditions set forth in Section 7.6, if applicable, and the Executive is not in breach of the provisions set forth in Section 10 hereof.

8.	Change of Control.

8.1              Notwithstanding anything to the contrary in the Incentive Plan or any award agreement, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Incentive Plan, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. For the avoidance of doubt, settlement of any restricted stock units, the vesting of which is accelerated pursuant to this Section 8.1, shall occur upon vesting pursuant to this Section 8.1, subject to any previous legally binding deferral election or contrary payment date provided for in the applicable award agreement regarding such units.

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8.2              Notwithstanding the provisions of Section 7, if, within one (1) year following a Change of Control, the Company terminates Executive’s employment without Cause pursuant to Section 6.4, or Executive resigns for Good Reason, then, in lieu of any obligations under Section 7, the Company will pay Executive the following amounts:

(i)                 all accrued, but unpaid, wages through the termination date, based on Executive’s then current Base Salary;

(ii)               all accrued but unused and unpaid vacation

(iii)             a separation payment equal to three times (3x) the sum of (A) Executive’s then current Base Salary, and (B) Executive’s average Bonus for the two (2) year period prior to the Executive’s termination date (if the Change in Control occurs prior to the date the Executive was eligible to earn two Bonuses, the average Bonus for the two (2) year period shall be deemed to be the Executive’s target Bonus in the year of termination);

(iv)             a payment for any earned but unpaid Bonus relating to the prior year;

(v)               a payment for all unreimbursed business expenses with respect to which Executive is entitled to reimbursement as provided herein, provided that, to the extent not previously submitted, a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within ten (10) business days of Executive’s termination date; and

(vi)             a payment in the amount specified in Section 7.4(v).

8.3              Any payments and benefits provided to the Executive pursuant to this Section 8.2 shall be provided to the Executive in lieu of any payments and benefits to which the Executive may be entitled under Section 7.4. Payment of the amounts required by Section 8.2 shall be made in a lump sum on the first regular payroll payment date within the sixty (60) day period following the date of the Executive’s termination of employment; provided, that the payment shall not be made unless and until the Executive has satisfied the conditions set forth in Section 7.6(i) and the release required thereby has become irrevocable within such sixty (60) day period following the date of termination; provided, further, that if such sixty (60) day period spans two calendar years, any amounts that constitute “nonqualified deferred compensation” for purposes of Code Section 409A shall not be made before the first regular payroll payment date in the latter of the two calendar years. Except as provided in Section 10.2(e) and Section 11 hereof, the separation payments and benefits set forth in this Section 8 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy or otherwise. Furthermore, the Company’s obligations to make any payments to the Executive under this Section 8 will not terminate in the event that the Executive gains other employment upon such termination without Cause or resignation for Good Reason as long as the Executive has satisfied the conditions set forth in Section 7.6 and the Executive is not in breach of the provisions set forth in Section 10 hereof.

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9.	Compliance with Code Section 409A and Other Applicable Provisions of the Code.

9.1              It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines in accordance with its “specified employee” procedures (i) that on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. Any payments delayed pursuant to this Section 9 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. It is intended that Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

9.2              In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, such reimbursements or payments shall be made in accordance with Treasury Regulation 1.409A-3(i)(1)(iv), including: the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

9.3              Notwithstanding anything herein to the contrary, a termination of the Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and Treasury Regulation 1.409A-1(h)) (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Code Section 409A (and Treasury Regulation 1.409A-1(h)), and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination date,” or similar terms shall mean “separation from service.”

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9.4              For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following the Executive’s termination of employment, death, Disability or other event within the periods of time that are specified in this Agreement in accordance with the Company’s general payroll policies and procedures.

9.5              By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Code Section 409A that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

9.6              Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

10.	Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

10.1          Non-Competition and Non-Solicitation. The Executive hereby covenants and agrees that during the Executive’s employment and for a period of one (1) year following the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or due to Company’s non-renewal of the Agreement pursuant to Section 4 hereof, the Executive shall not (i) perform services as an executive officer of a real estate investment trust that competes with the Company (i.e., owns multi-family apartment at least half of which are located within one hundred miles of apartment communities owned by the Company) in the ownership and operation of multi-family residential real estate (each, a “Competing Entity”) or (ii) directly or indirectly solicit any customer or client of the Company (other than on behalf of the Company) with respect to the business described in subsection (i) hereof; or (iii) directly or indirectly induce or encourage any employee of the Company or affiliated entities to leave the employ of the Company or affiliated entities. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 10.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent the Executive’s agreement to the foregoing.

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In the event that, notwithstanding the foregoing, any of the provisions of this Section 10.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 10.1 relating to the time period, the area of restriction, the scope of activity and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, such provision(s) shall be reformed by such court by limit or reducing it to the minimum extent necessary so as to remain enforceable to the fullest extent deemed reasonable by such court.

Moreover, the Executive’s obligations under this Section 10.1 shall terminate and be of no further force and effect if the Company shall fail to make the payments to the Executive required by Section 7 and/or Section 8 of this Agreement after failing to cure such non-payment within thirty (30) days after receiving written notice from the Executive of such non-payment.

Notwithstanding anything to the contrary in this Agreement, in the event that the Executive commences employment with a Competing Entity, the Company shall, effective on the date the Executive’s employment with a Competing Entity commences, cease making payments to the Executive required by Section 7 and/or Section 8 of this Agreement and shall thereafter have no further obligation to make any payments to the Executive under this Agreement.

10.2	Confidential Information.

(a)                Obligation to Maintain Confidentiality. The Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s prior, current or potential business and (ii) not generally or publicly known. Therefore, the Executive agrees not to disclose or use for the Executive’s own account any of such Confidential Information, except as reasonably necessary for the performance of the Executive’s duties as an employee or director of the Company, without prior written consent of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Executive must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Executive’s employment with the Company, the Executive agrees to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of the Executive’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to the Executive’s attention or the Executive discovers them in the Executive’s possession, the Executive shall deliver such materials to the Company immediately upon such notice or discovery.

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(b)                   Ownership of Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Executive is employed by the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), the Executive shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Executive agrees not to use any Company Works for the Executive’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company. The Executive agrees to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

(c)                   Third Party Information. The Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Executive will hold information which the Executive knows, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information unless expressly authorized in writing by the Board or the information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

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(d)               Use of Information of Prior Employers. During the Term, the Executive shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of the Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e)                Disparaging Statements. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Executive shall not disparage the Company or any of its officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or their businesses in the ordinary course of competition. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Company agrees that (i) it shall not issue any public statements disparaging the Executive and (ii) it shall take reasonable steps to ensure that the senior executive officers of the Company shall not disparage the Executive. Notwithstanding the foregoing, nothing in this Section 10.2(e) shall prevent the Executive or the Company from enforcing any rights under this Agreement or any other agreement to which the Executive and the Company are party, or otherwise limit such enforcement.

10.3                                      Enforcement. The parties hereto agree that money damages would not be an adequate remedy for any breach of Sections 10.1 or 10.2 by the Executive or any breach of Section 10.2(e) by the Company, and any breach of the terms of Sections 10.1 or 10.2 by the Executive or Section 10.2(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Sections 10.1 or 10.2 by the Executive or of Section 10.2(e) by the Company, the Company or its successors or assigns or the Executive, as applicable, in addition to other rights and remedies existing in their or the Executive’s favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 10.1 or 10.2 (in the case of a breach by the Executive) or Section 10.2(e) (in the case of a breach by the Company), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

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11.              Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding, or threatened action, suit or proceeding, against the Executive, to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an Affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company.

12.              Clawback. Notwithstanding anything contained herein to the contrary, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including, but not limited to, any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company in accordance with Code Section 409A and pursuant to any clawback policy as adopted by the Board from time to time, and the Executive hereby agrees to be bound by any such policy.

13.              Directors’ and Officers’ Insurance. The Company agrees, during the Term, to use good faith efforts to obtain and maintain a directors’ and officers’ liability insurance policy with coverage reasonably recommended by an independent liability insurance consultant.

14.              Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i)	If to the Executive, to:

Randy Eberline

19950 West Country Club Drive, Suite 800, Aventura, Florida 33180

(ii)	If to the Company, to:

Trade Street Residential, Inc.
19950 West Country Club Drive, Suite 800 Aventura, Florida 33180
Attention: Director, Human Resources

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15.                 Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

16.                 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Company. The Company may not assign this Agreement without consent of the Executive, except in connection with a Change of Control. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

17.                 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Executive’s employment with the Company, including without limitation the employment agreement between the Executive and the Company dated September 26, 2013. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18.                 Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

19.                 Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Florida. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

20.                 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.

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21.                 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

22.                 Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EXECUTIVE:

By:	/s/ Randy Eberline
Randy Eberline

TRADE STREET RESIDENTIAL, INC.:

By:	/s/ Richard Ross
Title:	Chief Executive Officer

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EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Richard H. Ross (“Employee”) and Trade Street Residential, Inc., including its affiliates, parent corporations, subsidiaries, officers, directors, shareholders, employees, managers, members, partners, consultants, attorneys, and agents (“Company”). For purposes hereof, Employee and Company shall be collectively referred to herein as the "Parties," and individually, as a "Party."

WHEREAS, Company has employed Employee as its [POSITION] in accordance with that certain Employment Agreement dated [ ], by and between the Company and the Employee (“Employment Agreement”); and

WHEREAS, the term of Employee's employment under the Employment Agreement has been terminated in accordance with the Employment Agreement, and in return for the consideration to be provided by Company to Employee in accordance with and subject to the terms and conditions set forth in the Employment Agreement, Employee has agreed to provide the release set forth herein to the Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and Company, hereby intending to be legally bound, agree as follows:

1.                   Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2.                   Separation Date. Employee’s separation from Company shall be effective at the close of business on [_ , 20 ] (the “Separation Date”). Employee warrants and represents that he has returned, or will promptly hereafter return, to Company all property of Company in his possession, custody, or control, including, but not limited to, files (paper and electronic) and other documents, client records, working papers, reports, computers and other hardware or software, access cards, office keys, and all other Company property of any nature.

3.	Release.

(a)               In consideration of the compensation and other benefits to be provided by the Company to Employee after the Separation Date in accordance with the terms set forth in the Employment Agreement, Employee, for himself and his heirs, executors, administrators, personal representatives and assigns, hereby irrevocably and unconditionally forever releases and discharges Company, its past and present shareholders, officers, directors, partners, managers, members, consultants, attorneys, agents, employees, subsidiaries, parent corporations, affiliated or related entities and its or their past and present shareholders, officers, directors, agents, employees and all of the successors, assigns, and legal representatives of the foregoing (collectively, “Releasees”) of and from, any matter or thing occurring in whole or in part through the date hereof, any and all rights, claims, grievances, arbitrations or causes of action (“Claims”) which Employee has asserted, could assert or which could be asserted on his behalf (1) arising from Executive’s relationship to, employment with or service as an employee, officer, director, or manager of the Company or its subsidiaries and affiliates prior to the date of execution and delivery of this Agreement, including his separation from such employment; provided, however, that the Executive does not release any claim that the Executive may have against the Company in his capacity as a stockholder of the Company or claims for indemnification pursuant to any indemnification agreement between the Executive and the Company or otherwise existing pursuant to the Company’s organizational documents or applicable state law or (2) arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Genetic Information Nondiscrimination Act, the Florida Human Rights Act of 1977, the Florida Civil Rights Act of 1992, Section 760.50 of the Florida Statutes, the Miami-Dade County Code, and the wage and discrimination laws of the United States or any State of the United States or any other country and their subdivisions, including any state or local law, ordinance, regulation or rule, all of the foregoing as heretofore or hereafter amended, or any court decree, heretofore or hereafter promulgated. To the extent permitted by law, Employee also waives any and all rights under the laws of any jurisdiction in the United States that would limit the foregoing release and waiver of which he had knowledge as of the date hereof. Employee recognizes that, among other things, he is releasing Company of and from any and all claims he might have against it for retaliation of any kind, pain and suffering, emotional distress, and for discrimination based on age, gender, national origin, race, religion, disability, sexual orientation, or veteran status. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not encompass, and Employee does not release, waive or discharge, the obligations of the Company

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(a)    to make the payments and provide the awards and benefits required by the Employment Agreement, including without limitation, any equity based awards (including restricted stock and restricted stock units) or (b) under any indemnification or similar agreement with Employee.

(b)               The Company, on behalf of itself and its affiliates and each of their respective officers, directors, partners, shareholders, employees, and agents, hereby releases and forever discharges Employee from any and all claims whatsoever up to the date hereof that it had, may have had, now have or may have for or by reason of any claim arising out of or attributable to Employee’s employment or the termination of your employment with the Company, or pursuant to any, United States federal, state, or local law or regulation. Company agrees to indemnify and hold Employee harmless from and against any claim, grievance, loss, damage, liability, cost or expense, including without limitation, reasonable attorneys’ fees by reason of Company’s breach of this Agreement, representations, warranties, and covenants made under this Agreement.

(c)                Employee warrants and represents that he has not heretofore assigned or transferred to any person or entity any of the matters released hereunder, nor has he filed any grievance, charge or complaints against Company with any governmental or administrative agency or court. Employee agrees to indemnify and hold the Releasees harmless from and against any claim, grievance, loss, damage, liability, cost or expense, including without limitation, reasonable attorneys’ fees by reason of Employee's breach of this Agreement, representations, warranties, and covenants made under this Agreement.

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(d)               Employee acknowledges that this Agreement is an important legal document and that Employee has been requested to sign this document as part of his separation from Company. Employee acknowledges, therefore, that: (i) Employee has read this Agreement in its entirety,

(ii) Employee is competent to execute this Agreement, (iii) Employee has executed this Agreement knowingly and voluntarily and without reliance upon any statement or representation of any Releasee or its representatives, (iv) Employee has been advised to, and has had ample opportunity if so desired, to discuss this Agreement with his own attorney for assistance and advice concerning this Agreement, (v) the terms of this Agreement have been negotiated, (vi) Employee understands the terms of this Agreement and their legal effects, and (vii) Employee understands that the terms of this Agreement are enforceable. Employee further covenants, warrants, and represents that he has entered into this Agreement freely and voluntarily.

(e)                Employee acknowledges that Company has given him the opportunity to consider this Agreement for twenty-one (21) days before executing it. In the event that Employee has executed this Agreement within less than twenty-one (21) days of the date of its delivery to him, Employee acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period.

(f)                This entire Agreement and any obligations of the Company under Sections 7.4 and 7.5 of the Employment Agreement shall be null and void and shall be automatically withdrawn unless Employee executes and returns this Agreement to Company no later than twenty-one (21) days after the effective date of termination.

(g)               Employee further acknowledges that for a period of seven (7) days following the full execution of this Agreement, he may revoke this Agreement, thus this Agreement shall not become effective or enforceable, nor shall Company have any obligations hereunder, until after the seven (7) day revocation period has expired. Employee may revoke this Agreement only by delivering a written statement of revocation to Company, attention [ ]. If Company does not receive Employee’s written statement of revocation by the end of the seven (7) day revocation period, then this Agreement will become legally enforceable and Employee may not thereafter revoke.

4.                   No Admission. The Parties agree that this Agreement does not constitute an admission by the Company of any: (a) violation of any statute, law, regulation, order or other applicable authority; (b) breach of contract, actual or implied; or (c) commission of any tort.

5.                   Non-Disparagement. Executive agrees not to disparage the Company or any of its officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or their businesses in the ordinary course of competition. Further, Executive agrees and understands that any violation of this provision will void this Agreement and Executive will be required to return or repay any and all considered received under this Agreement to the Company.

6.                   Confidentiality. The Parties hereto agree to keep the existence and terms of this Agreement confidential, except as required to be disclosed by the regulations of the Securities and Exchange Commission. Executive specifically agrees not to discuss the existence or terms of this Agreement with any third party except for his spouse, legal counsel and financial and legal advisors.

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7.                   Binding Effect. All terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, other legal representatives, heirs, successors and permitted assigns.

8.                   Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and expenses, court costs and all expenses even if not taxable as court costs (including, but not limited to, all attorneys' fees and expenses incident to any appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

9.                   Entire Agreement. This Agreement represents the entire understanding and Agreement between the Parties with respect to the subject matter discussed in this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between such Parties with respect to such subject matter. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

10.               Counterparts. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

11.               Opportunity for Independent Representation. Employee hereby acknowledges and agrees that he has been given the opportunity, if so desired, to seek independent counsel for review and advice in connection with his rights, remedies and obligations under this Agreement.

12.               Governing Venue and Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Florida. Any suit, action or other legal proceeding arising out of, or relating to, this Agreement shall be brought in a court of competent jurisdiction located in Miami-Dade County, Florida having subject matter jurisdiction thereof and both Parties agree to submit to the jurisdiction of such forum.

13.               Notices. All notices, demands, requests and replies required or permitted by this Agreement shall be in writing and shall be deemed given when delivered in person or on the third (3rd) business day following the date of mailing if sent by first-class mail, postage prepaid, return receipt requested, addressed as follows:

(a) if to the Company:	Trade Street Residential, Inc.

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Attention: [ ]

19950 W. Country Club Drive Suite 800

Aventura, FL 33180

(b) if to the Company:

PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

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[Signature Page to Separation Agreement and Release]

The undersigned, Employee, hereby represents that he has executed this Agreement for the purposes and the consideration expressed herein, and that he has carefully read this Agreement, has had adequate time and opportunity to consider and understand its meaning and effect, and, if he so desired, discussed it with any person of his choice, including his attorney, and that he has voluntarily executed it as such.

EMPLOYEE	TRADE STREET RESIDENTIAL, INC.

By:	By:
Randy Eberline
Print Name:

Title:

Date:	Date:

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